STATE OF NEVADA

ROSS MILLER
Secretary of State

SCOTT W. ANDERSON
Deputy Secretary for Commercial Recordings

OFFICE OF THE
SECRETARY OF STATE

Filing Acknowledgement

June 27, 2007

Job Number
C20070627-2353

Corporation Number
C23278-2000

Filing Description
Correction

Document Filing Number
20070442217-39

Date/Time of Filing
June 25, 2007 02:34:18 PM

Corporation Name
BIOPACK ENVIRONMENTAL SOLUTIONS INC.

Resident Agent
THE UPS STORE

The attached document(s) were filed with the Nevada Secretary of State, Commercial Recordings Division. The filing date and time have been affixed to each document, indicating the date and time of filing. A filing number is also affixed and can be used to reference this document in the future.

Respectfully,

ROSS MILLER
Secretary of State

Commercial Recording Division
202 N. Carson Street
Carson City, Nevada 89701-4069
Telephone (775) 684-5708
Fax (775) 684-7138

ROSS MILLER
Secretary of State
204 North Carson Street, Ste 1
Carson City, Nevada 89701-4299
(775) 684 5708
Website: secretaryofstate.biz

Filed in the office of	Document Number 20070442217-39
Ross Miller Secretary of State State of Nevada	Filing Date and Time 06/27/2007 2:34 PM
	Entity Number C23278-2000

Certificate of Correction

(PURSUANT TO NRS 78, 78A, 80, 81, 82, 84, 86, 87, 88, 88A, 89 AND 92A)

ABOVE SPACE IS FOR OFFICE USE ONLY

USE BLACK INK ONLY - DO NOT HIGHLIGHT

Certificate of Correction

(Pursuant to NRS 78, 78A, 80, 81, 82, 84, 86, 87, 88, 88A, 89 and 92A)

1. The name of the entity for which correction is being made:

BIOPACK ENVIRONMENTAL SOLUTIONS INC.

2. Description of the original document for which correction is being made:

AMENDED AND RESTATED ARTICLES OF INCORPORATION

3. Filing date of the original document for which correction is being made: March 20, 2006

4. Description of the inaccuracy or defect.

Amended and Restated Articles of Incorporation filed on March 20, 2006, inadvertently omitted substantial portion of Articles of Incorporation. The deletion of which was neither intended nor approved by the shareholders of the Company.

5. Correction of the inaccuracy or defect.

The inadvertently omitted language has been included. See Amended and Restated Articles of Incorporation attached.

6. Signature:

X [signature] Gerald Lau | President | June 23, 2007

Authorized Signature | Title * | Date

*If entity is a Corporation, it must be signed by an Officer if stock has been issued, OR an Incorporator or Director if stock has not been issued; a Limited-Liability Company, by a manager or managing members; a Limited Partnership or Limited-Liability Limited Partnership, by a General Partner; a Limited-Liability Partnership, by a Managing Partner; a Business Trust, by a Trustee.

IMPORTANT: Failure to include any of the above information and submit the proper fees may cause this filing to be rejected.

This form must be accompanied by appropriate fees.

AMENDED AND RESTATED ARTICLES OF INCORPORATION
OF
BIOPACK ENVIRONMENTAL SOLUTIONS INC.

ARTICLE I
Name

The name of this corporation is BIOPACK ENVIRONMENTAL SOLUTIONS INC.

ARTICLE II
Registered Agent/Office

The Resident Agent for this corporation for the transaction of business, until changed according to law, shall be as follows:

The UPS Store
1350 East Flamingo Road
Las Vegas, NV 89119

ARTICLE III
Purpose

The purpose for which this Corporation is organized is to engage in any and all lawful activity for which "for profit corporations" may be organized under the *Nevada Business Corporations Act.*

ARTICLE IV
Authorized Stock

4.1 Authorized Stock. The corporation will have authority to issue Five Hundred Ten Million (510,000,000) shares of stock in the aggregate. These shares will be divided into two classes and designated as follows:

(a) Five Hundred Million (500,000,000) shares of Common Stock, par value: $0.0001 per share.

(b) Ten Million (10,000,000) shares of Preferred Stock, par value: 0.001 per share, including One Million (1,000,000) shares of 2001 Series A Preferred Shares with each preferred share having Thirty (30) votes per share at any meeting of the shareholders where votes are submitted and will be convertible into a total of Five Million (5,000,000) common shares at the election of the holder.

4.2 Common Stock. Subject to the rights, preferences, privileges or restrictions of the Preferred Stock or any series thereof, the relative rights, preferences, privileges and restrictions grated to or imposed upon Common Stock and holders thereof are as follows:

4.2.1 Dividends. The holders of Common Stock will be entitled to receive, when, as and if declared by the Board of Directors, out of any funds of this corporation legally available therefor, such dividends as may be declared thereon from time to time by the Board of Directors.

4.2.2 Liquidation, Dissolution or Wind Up. In the event of any liquidation, dissolution or winding up of this corporation, whether voluntary or involuntary, the holders of Common Stock will be entitled to receive ratably, based on the total number of shares of Common Stock held by each, the assets and funds of this corporation legally available for distribution to its shareholders, whether for capital or surplus.

4.2.3 Voting. The holders of Common Stock will be entitled to one vote for each share of Common Stock held and will have full voting rights and be entitled to vote on such matters and in such manner as provide herein or by law.

4.3 Preferred Stock. The authorized shares of Preferred Stock may be divided into and issued in series. Subject to the limitations provided in these Articles or by law, authority is vested in the Board of Directors to divide any or all of such Preferred Stock into any number of series, to fix and determine the relative rights, preferences, privileges and restrictions of the shares of any series to be established, and to amend the relative rights, preferences, privileges and restrictions of the shares of any series that has been established but is wholly unissued. Subject to compliance with any applicable protective voting rights which have been or may be granted to Preferred Stock or any series thereof, the rights, preferences, privileges and restrictions of any series of Preferred Stock so established may be junior to, pari passu with or senior to Common Stock or any present or future series of Preferred Stock (including without limitation provisions with respect to dividends, liquidation, voting or approval, and redemption). Within the limitations stated in these Articles or in the resolution of the Board of Directors establishing a series, the Board of Directors, after the issuance of shares of a series, may amend the resolution establishing the series to decrease (but not below the number of shares of such series then outstanding) the number of shares of that series, and the number of shares constituting the decrease will thereafter constitute authorized but undesignated shares. The authority herein granted to the Board of Directors to determine the relative rights, preferences, privileges and restrictions of the Preferred Stock will be limited to unissued shares, and no power will exist to alter or change the relative rights, preferences, privileges or restrictions of any shares that have been issued. Preferred Stock or any series thereof may have relative rights, preferences, privileges and restrictions that are identical to those of Common Stock.

4.4. Issuance of Certificates. The Board of Directors will have authority to issue shares of the capital stock of this corporation and the corresponding certificates subject to any applicable transfer restrictions and other limitations as it may deem necessary to promote compliance with applicable federal and state securities laws, and to regulate the transfer of shares in a manner as may be calculated to promote this compliance or to further any other reasonable purpose.

4.5 Quorum for Meeting of Shareholders. A quorum will exist at any meeting of shareholders if a majority of votes entitled to be cast is represented in person or by proxy. In the case of any meeting of shareholders that is adjourned more than once because of the failure of a quorum to attend, those who attend the third convening of such meeting, although less than a

quorum, will nevertheless constitute a quorum for the purpose of electing directors, provided that the percentage of shares represented at the third convening of such meeting will not be less than one-third of the shares entitled to vote.

4.6 Contracts with Interested Shareholders. Subject to the limitations set forth in the NRS, to the extent applicable:

(a) This corporation may enter into contracts and otherwise transact business as vendor, purchaser, lender, borrower, or otherwise with its shareholders and with corporations, associations, firms, and entities in which they are or may be or become interested as directors, officers, shareholders, members, or otherwise.

(b) Any such contract or transaction will not be affected or invalidated or give rise to liability by reason of the shareholder's having an interest in the contract or transaction.

4.7 Ratification by Shareholder Vote. Subject to the requirements of the NRS, any contract, transaction, or act of this corporation or of any director or officer of this corporation that will be authorized, approved, or ratified by the affirmative vote of a majority of shares represented at a meeting at which a quorum is present will, insofar as permitted by law, be as valid and as binding as though ratified by every shareholder of this corporation.

4.8 Calling of Special Meeting of Shareholders. Subsequent to the date that this corporation is subject to the reporting requirements of Section 13 of the *Securities Exchange Act of 1934*, as amended (the "Exchange Act"), special meetings of the shareholders for any purpose or purposes may be called at any time only by the Board of Directors or the Chairman of the Board (if one be appointed), the Chief Financial Officer or President. Shareholders of this corporation will not have the right to call special meetings after such date.

4.9 Shareholder Voting on Extraordinary Actions. Subsequent to the date that this corporation is subject to the reporting requirements of Section 13 of the Exchange Act, pursuant to the authority granted under the NRS, the vote of shareholders of this corporation required in order to approve amendments to the Articles of Incorporation, a plan of merger or share exchange, the sale, lease, exchange, or other disposition of all or substantially all of the property of the corporation not in the usual and regular course of business, or dissolution of the corporation will be a majority of all the votes entitled to be cast by each voting group entitled to vote thereon.

ARTICLE V
Duration

The Corporation's period of duration will be perpetual.

ARTICLE VI
Board of Directors

The governing board of this corporation will be known as directors, and the number of directors may from time to time be increased or decreased in such manner as will be provided by the bylaws of the corporation, provided that the number of directors will not be reduced to less

than two (2), except that in cases where all the shares of the corporation are owned beneficially and of record by either one or two stockholders, the number of directors may be less than two (2) but not less than the number of stockholders.

The Board of Directors will be limited to no less than one (1) nor more than five (5), subject to the first paragraph above.

Directors of the Corporation need not be residents of the State of Nevada and need not own shares of the corporation's stock.

ARTICLE VII
Authority of Board of Directors

In furtherance and not in limitation of the powers conferred by statute, the board of directors is expressly authorized:

Subject to the bylaws, if any, adopted by the stockholders, to make, alter or amend the bylaws of the Corporation.

To fix the amount to be reserved as working capital over and above its capital stock paid in, to authorize and to cause to be executed mortgages and liens upon the real and personal property of this corporation.

ARTICLE VIII
Indemnification

The Corporation will, to the fullest extent permitted by the *Nevada Business Corporations Act*, as the same may be amended and supplemented, indemnify any and all persons whom it will have power to indemnify under this section from and against any and all of the expenses, liabilities, or other matters referred to in or covered by this section, and the indemnification provided for herein will not be deemed exclusive of any other rights to which those indemnified may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office, and will continue as to a person who has ceased to be a director, officer, employee, or agent and will inure to the benefit of the heirs, executors, and administrators of such a person. Pursuant to statutory authority, the expenses of officers and directors incurred in defending a civil or criminal action, suit or proceeding must be paid by the Corporation as they are incurred and in advance of the final disposition of the action, suit or proceeding, upon receipt of an undertaking by or on behalf of the director or officer to repay the amount if it is ultimately determined by a court of competent jurisdiction that he is not entitled to be indemnified by the Corporation.

ARTICLE IX
Cumulative Voting

Shareholders of this corporation will not have the right to cumulative votes for the election of directors.

ARTICLE X
Preemptive Rights

No shareholder of this corporation will have, solely by reason of being a shareholder, any preemptive rights with respect to any stock of this corporation or any securities convertible into or carrying a right to subscribe for or acquire stock of this corporation. Notwithstanding the foregoing, this corporation will have the power to grant similar rights by contract.